Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 31, 2025 (except for the Reverse Stock Split effective as of June 26, 2025 described in Note 1, as to which the date is March 30, 2026) with respect to the financial statements of Fabric.AI, Inc. (f/k/a StableX Technologies, Inc.) included in the Annual Report on Form 10-K for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

Morristown, New Jersey
July 17, 2026